UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2010

001-34219

(Commission File Number)

CASUAL MALE RETAIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2623104
(State of Incorporation)	(IRS Employer Identification Number)

555 Turnpike Street, Canton, Massachusetts 02021

(Address of registrant’s principal executive office)

(781) 828-9300

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 -Regulation FD Disclosure

Casual Male Retail Group, Inc. (the “Company”) submits the following update on the performance of the Destination XL stores.

The Company launched its first Destination XL (also called DXL) store in Schaumburg, IL in July 2010. Since then, the Company has opened three additional DXL stores in test markets: Memphis, TN, Houston, TX and Las Vegas, NV.

The Destination XL store format, which is approximately three times the size of a typical Casual Male XL store, features a significantly expanded merchandise assortment from all of the Company’s core brands, including Casual Male XL, Rochester Clothing and B&T Factory Direct, as well as expanded assortments of Shoes XL. The expanded assortment is presented based upon our customers’ lifestyles in a good, better, best manner. As a result, a DXL store can typically carry approximately 2,000 styles across all brands, whereas our typical Casual Male XL store carries only about 600 styles. The prototype DXL store was professionally designed to have an upscale department store feel, and provide for a one-stop shop for its customers with three important objectives in mind: a) in part to appeal to female shoppers, b) attract the smaller segment of the big and tall market whose waist size ranges from 42” to 46”, and c) increase the yearly spend of our existing loyal customers’ shopping needs. Furthermore, because the DXL retail channel strategy is to convert higher density existing markets with 1-3 existing Casual Male or Rochester stores to one DXL store, the DXL store is expected to yield a four-wall operating margin of 30% or better due to the lower occupancy and selling expenses in each DXL market.

Although the four DXL stores are currently a test, the Company is very pleased with the stores’ performance to date, based on the increased sales from each DXL store compared to what the market generated a year ago from the Casual Male and/or Rochester stores consolidated to the DXL store. In addition, the feedback from the DXL store customers has been overwhelmingly positive. Based on the performance of these four stores thus far, the Company anticipates expanding the testing further in fiscal 2011, by opening an additional 8-12 new DXL stores, increased from the previously discussed 4 to 5 stores. If the Company continues to have success with the DXL stores in fiscal 2011, the long-range plan currently envisions 75-100 DXL store locations by fiscal 2015.

The company currently operates 445 Casual Male XL stores, 17 Rochester Clothing stores and 4 DXL stores. If current long-range plans are met, the Company expects that its total selling square footage chain-wide will not change significantly over the next five years, but its total store count will drop to approximately 350 stores comprised of 250-275 Casual Male XL stores located mostly in smaller cities as a result of closing the Casual Male XL stores in proximity to the approximately 75-100 DXL stores, and an approximate 6 Rochester Clothing stores mostly located in large urban areas. In addition, the Company anticipates that the DXL store concept will contribute in the future to the anticipated earnings growth as a result of the reduced occupancy costs and store operating expenses resulting from the store consolidation.

In the first quarter of fiscal 2011, the Company expects to launch the Destination XL website. The new site will offer its customers the same buying experience which they have in the DXL stores. The site will offer the entire product assortment from all of its core brands, including Living XL, and will have enhancements that the Company expects will make for a more compelling buying experience.

Certain statements contained in this report constitute forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2010, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

This information contained in this report is being furnished, not filed, pursuant to Regulation FD. Accordingly, this information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of this information is not intended to, and does not, constitute a determination or admission by the Company that this information is material or complete, or that investors should consider this information before making an investment decision with respect to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CASUAL MALE RETAIL GROUP, INC.

By:	/S/ DENNIS R. HERNREICH
Name:	Dennis R. Hernreich
Title:	Executive Vice President and Chief Financial Officer

Date: October 8, 2010